Exhibit 10.7

Morgan Stanley

Date: 21 May 2012

To: NATIONAL CINEMEDIA, LLC

Attn: David Oddo

Email: david.oddo@ncm.com

Fax: (720) 874-5762

PARTIAL CANCELLATION of Transaction Ref. No.: HR6K9 (the “Original Transaction”)

Re: USD 137,500,000 transaction between MORGAN STANLEY CAPITAL SERVICES LLC (‘Party A’) and NATIONAL CINEMEDIA, LLC (‘Party B’) with a Trade Date of 2 March 2007 and maturing on 13 February 2015

THIS CONFIRMATION SUPPLEMENTS AND MODIFIES THE PREVIOUS CONFIRMATION FOR THIS TRANSACTION

Dear Sir or Madam:

The purpose of this letter (this “Confirmation”) is to confirm the terms on which it has been agreed to cancel a portion of the Original Transaction. Such partial cancellation constitutes a “Transaction” under the ISDA Master Agreement dated as of 2 March 2007 between Party A and Party B (the “Agreement”) and this Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of, and is subject to, the Agreement.

Accordingly, with effect from 27 April 2012 (the “Partial Cancellation Effective Date”) a notional amount of USD 81,250,000 of the Original Transaction shall be cancelled, and Party A and Party B shall each be released and discharged from their respective rights and obligations relating thereto; provided however, that such release and discharge shall not affect any rights, liabilities or obligations of either party with respect to (i) payments or other obligations due and payable or due to be performed on or prior to the Partial Cancellation Effective Date and all such payments and obligations shall be paid or performed by the relevant party in accordance with the terms of the Original Transaction as in effect prior to the Partial Cancellation Effective Date or (ii) that portion of the Original Transaction that is not cancelled, as stated in the next sentence. USD 56,250,000 of the Original Transaction shall remain outstanding. For the avoidance of doubt, the notional amount of the Transaction, for the calculation of future payments, including without limitation, the payment due 13 June 2012, is 56,250,000.

Unwind Payment:	Further, in consideration for the partial cancellation of the Transaction Party B has paid to Party A the amount of USD 10,504,000 for value 27 April 2012.

Other Provisions: None

Account Details: Account for payments to Party A: Account for payments in MXN:	As per standard settlement instructions

Account for payments to Party B: Account for payments to MXN:	Please provide details

Documentation and Operations Contacts:

Documentation:

Institutional Clients: Tel: +1 443-627-6360 Fax: + 212 404 4726
Return Client confirmations to: Derivative.Confirms.Americas@morganstanley.com

Morgan Stanley

Interbank Clients: Tel: +1 443 627 6775 Fax: + 1 212 404-4726 Returns Interbank Confirmations to: Derivative.Confirms.Americas@morganstanley.com

Operations: Tel: +1 212 761 4662 Fax: +1 410 534 1431

Confirmation:

Please confirm that the foregoing correctly sets forth the terms of our agreement (Ref. No. HR6K9) by executing a copy of this Confirmation and returning it to us, or by sending to us a facsimile or telex substantially similar to this letter which sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

We are delighted to have executed this Transaction with you and look forward to working with you again.

Yours sincerely,

MORGAN STANLEY CAPITAL SERVICES LLC

By:	/s/ David Flowerdew
Name: David Flowerdew
Title: Vice President

Confirmed as of the date first written above:

NATIONAL CINEMEDIA, LLC

By: National Cinemedia, Inc., its manager

By:	/s/ Gary W. Ferrera
Name:	Gary S. Ferrera
Title:	EVP/CFO